SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C.  20549

                                FORM 8-K

                             CURRENT REPORT

                   Pursuant to Section 13 or 15(d) of
                   the Securities Exchange Act of 1934


                               May 24, 2001
                               -----------
                            (Date of Report)


                             ENTROPIN, INC.
                             --------------
         (Exact Name of Registrant as specified in its charter)


          Colorado              33-23693                   84-1090424
----------------------------   -----------            -------------------
(State or other jurisdiction   (Commission               (IRS Employer
    of incorporation)         File Number)            Identification No.)


               45926 OASIS STREET, INDIO, CALIFORNIA 92201
               -------------------------------------------
       (Address of principal executive offices including zip code)


                             (760) 775-8333
                             ---------------
           (Registrant's telephone number including area code)

                                   N/A
                                   ---
      (Former name or former address, if changed since last report)

ITEM 5.  OTHER EVENTS.
---------------------

     Entropin, Inc. ("Entropin") issued the following press release on May 21, 2001:

                              NEWS RELEASE
                              ------------

                  ENTROPIN AWARDS PACKAGING CONTRACT TO

                       AUTOMATIC LIQUID PACKAGING

INDIO, Calif., May 21, 2001 /PRNewswire/ -- Entropin, Inc. (Nasdaq: ETOP - news, ETOPW - news), a pharmaceutical development company, today announced that it has awarded the commercial clinical packaging contract for Esterom(R), a topical therapeutic for acute painful shoulder and lower back sprain, to Automatic Liquid Packaging (ALP), a subsidiary of Cardinal Health.

Automatic Liquid Packaging is a leading provider of aseptic custom manufacturing and packaging for pharmaceutical and health-care applications. ALP's proprietary, state-of-the-art "Blow/Fill/Seal" technology provides container fabrication, aseptic filling and sealing in an integrated operation for sterile liquid pharmaceuticals and other topical, oral, inhaled and ophthalmic formulations.

Commenting on this milestone, Thomas G. Tachovsky, Ph.D., Entropin's president and chief executive officer, said, "The development of this relationship with ALP is an important step as Entropin prepares for upcoming clinical trials and the ultimate commercialization of Esterom(R). A partnership with a packaging company of ALP's caliber is vital to the progression of our company and our product."

"We are pleased to work with Entropin and anticipate a longstanding and successful relationship", said Frank Leo, president of ALP.

ALP's initial responsibility is to package Esterom(R) for the upcoming clinical trial announced on April 16, 2001. The Entropin team has been planning its next trial since the results of the Phase IIIA trial were released in October 2000. Dr. Tachovsky reported that between October 2000 and April 2001, a "blue ribbon" panel of experts was assembled to assist with the evaluation of the data from the Phase IIIA study and the preparation of the protocol for the upcoming trial.

"We had a very productive meeting with the FDA in March, during which we reviewed the new clinical trial protocol," added Dr. Tachovsky. "We are moving ahead with our next trial, which is scheduled to begin in the third quarter of 2001. Patient enrollment will take approximately six months, and results of the study should be available in the first quarter of 2002. We also intend to continue discussions with potential corporate marketing partners. We are enthusiastic about the next clinical study and looking forward to the anticipated results for the following reasons:

*    The Esterom(R) safety profile is strong and well documented.

* Esterom(R) demonstrated statistically significant efficacy in the Phase II study and positive dose trending in the Phase IIIA study.

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
* The company's Scientific and Medical Advisory Board (SMAB) and its expert panel, comprised of renowned scientists and physicians experienced in soft-tissue injuries of the shoulder, both assisted in the upcoming trial design.

* Members of Entropin's expert panel will serve as principal investigators in three of four esteemed clinics selected as sites for the upcoming trial.

*    The new protocol was fully reviewed by the FDA.

* Clinical study monitors have been carefully chosen and will visit each of the sites regularly.

* An on-line system is in place to provide for daily data collection at a central location.

* Professional chemistry laboratories have been engaged and are linked to the central data system via the Web to further integrate scientific data.

* An investigator-training program has been developed to assure consistency among the sites with regard to patient screening, clinical measurements, data collection and overall study supervision.

* Entropin's executive team, along with Glenmere Clinical Research, the company's clinical research organization, will guide and supervise the overall program."

Cardinal Health (http://www.cardinal.com) is a leading provider of products and services supporting the health-care industry. The company employs more than 45,000 people on five continents and produces annualized revenues of more than $38 billion.

Entropin, Inc. is a pharmaceutical research and development company focused on developing Esterom(R), a novel topical therapeutic for the treatment for painful soft tissue afflictions, such as shoulder tendonitis or back sprain, that result in impaired function. The company recently completed a Phase III trial of Esterom(R) in patients with impaired shoulder function, and plans to initiate its next study in the third quarter of 2001.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This news release includes forward-looking statements that reflect Entropin's current views with respect to future events and financial performance. The words "believe", "expect,'' "anticipate'' and similar expressions identify forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to: (1) the ability to successfully complete development and commercialization of products, including the cost, scope and results of pre-clinical and clinical testing;
(2) the ability to successfully complete product research and further development, including pre-clinical and clinical studies; (3) the time, cost and uncertainty of obtaining regulatory approvals; (4) the ability to obtain substantial additional funding; (5) the ability to develop and commercialize products before competitors; and (6) other factors detailed from time to time in filings with the Securities and Exchange Commission.

                                   ###

                               SIGNATURES
                               ----------


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.


Date: May 24, 2001                 ENTROPIN, INC.



                                   By     /s/ Thomas G. Tachovsky
                                      ------------------------------------
                                      Thomas G. Tachovsky
                                      President and Chief Executive Officer









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